Exhibit 10.21
GROUND LEASE
     THIS GROUND LEASE (“Lease”) is made and entered into as of this 27th day of May, 2003 (the “Effective Date”) by and between CROTCHED MOUNTAIN PROPERTIES, L.L.C., a New Hampshire limited liability company, (herein referred to as “Landlord”) and S N H DEVELOPMENT, INC., a Missouri corporation herein referred to as “Tenant”),
W I T N E S S E T H:
     That in consideration of the rents, covenants and conditions herein set forth, Landlord and Tenant do hereby covenant, promise and agree as follows:
     1. Demised Premises. Landlord hereby demises unto Tenant and Tenant rents from Landlord a certain parcel of land containing approximately three hundred fifty-one (351) acres, more or less, (the “demised premises” or “Property”) which premises are located in Hillsborough County, State of New Hampshire, together with all improvements, buildings, structures, fixtures, parking lots, now or hereafter situated, placed, constructed or installed on the demised premises, including without limitation, any additions to, substitutions for, changes in or replacements of, the whole or any part thereof, and including without limitation, any improvements constructed by Tenant (collectively, the “Improvements”). The legal description of the demised premises is attached hereto as Exhibit A. The demised premises and the Improvements are collectively referred to herein as the “Property.”
     2. Term And Options To Extend.
          (a) Initial Term. The term of this Lease shall be for fifty (50) years commencing upon the Commencement Date (defined in Section 39 below) and ending fifty (50) years following the Commencement Date (the “Initial Term”).
          (b) Option Period. Tenant shall have ten (10) options to extend the term of this Lease for an additional period of fifteen (15) years each (hereinafter called an “Option Period”), such extended term to begin upon the expiration of the Initial Term of this Lease or the previous Option Period, as the case may be, and the same terms and conditions as herein set forth shall apply to such extended term, except for the Annual Rent which shall be adjusted as set forth on Exhibit B.
          (c) Exercise of Option Period. If Tenant shall elect to exercise the Option Period, it shall do so by giving written notice to Landlord not less than six (6) months, but no more than twenty-four (24) months prior to the expiration of the Initial Term of this Lease or the previous Option Period, as the case may be; notwithstanding the foregoing, if Tenant does not exercise the Option Period in the time period or in the manner provided in this Section, the Option Period shall nevertheless continue in full force and effect and shall not lapse until fifteen (15) days after Tenant (and Tenant’s Leasehold Mortgagee (as defined in Section 22), if any) has received written notice from Landlord that such deadline has passed and that Landlord has not received such notice.

          (d) Definition of “Lease Term”. The phrase “Lease Term,” as used in this Lease, shall mean the Initial Term of this Lease and any extension thereof pursuant to this Section 2.
     3. Annual Rent — Additional Rent.
          (a) Annual Rent. Tenant shall, commencing on the Commencement Date and continuing thereafter during the Lease Term, pay to Landlord, at such place as Landlord shall designate in writing, from time to time, and without demand therefor, the amounts set forth on Exhibit B (“Annual Rent”), without abatement or set-off. Annual Rent shall be paid in semiannual installments on the first day of April, and the first day of October; provided, however, in the event the Commencement Date shall not be the first day of April, then the Annual Rent for such fractional year shall be prorated on a daily basis and be due and payable on the Commencement Date. If the rent to be paid is determined by the percentage of total gross revenues, then the difference between the percentage, computed by reference to the period set forth in Exhibit B, and the fixed amount shall be due and payable on the June 30th of the lease year during which the reference period in Exhibit B shall occur.
          (b) Additional Rent. All amounts which Tenant is required to pay pursuant to this Lease (other than Annual Rent), together with any fine, penalty, interest and costs (including but not limited to reasonable attorneys fees and costs) which may be added for nonpayment or late payment thereof, shall constitute additional rent (referred to herein as “Additional Rent”). If Tenant fails to pay any Additional Rent due under this Lease, then Landlord shall have the right to pay the same and shall have all of the rights, powers and remedies with respect thereto as are provided herein or by law in the case of nonpayment of Annual Rent
          (c) Net Lease. All Annual Rent and Additional Rent under this Lease is absolutely net to Landlord. All taxes, insurance, maintenance, repairs, assessments and other charges assessed, levied or applied on, against or with respect to the Property, any part thereof, or with respect to the use and/or operation of the Property shall be borne and paid by Tenant.
     4. Real Estate Taxes.
          (a) Payment. Commencing on the Effective Date, Tenant shall pay all ad valorem real estate taxes and assessments attributable to the Property (“Taxes”) on or before the date that such Taxes are due. Landlord shall forward to Tenant and shall be accompanied by a copy of the tax bill or certificate and such additional information as Tenant may reasonably require establishing the amount of Taxes due on the Property within ten days of receipt of such tax bill or certificate by Landlord. For purposes of this paragraph, if any assessment is payable in installments, Tenant shall have the right to pay any installment as and when such installment becomes due and payable. Tenant’s liability for Taxes shall be prorated for the years in which this Lease commences and terminates based on the number of days Tenant occupies the demised premises during such years. Tenant shall deliver to Landlord copies of real estate tax paid receipts within thirty (30) days of actual payment.

          (b) Challenge. Should either Landlord or Tenant initiate proceedings to contest the validity or amount of any Taxes levied against the Property, the other party will cooperate in such proceedings and should such proceedings be successful, Tenant shall be entitled to any tax refund or future abatement, after deducting there from payment of all reasonable out-of-pocket expenses incurred by Landlord in any such proceeding, with any abatement or refund of real estate taxes to be shared by the Landlord and Tenant in proportion to the adjustment attributable to the Property, to the benefit of the Tenant, and to other property included in the same tax bill or assessment lot, retained by the Landlord, to the benefit of the Landlord.
     5. Condition of Demised Premises. The parties acknowledge the demised premises will be delivered in an “as is” condition with all faults and defects. Tenant acknowledges that Tenant will have had adequate opportunity to inspect the Property and determine the condition of the Property prior to the Commencement Date and acknowledges that Landlord has made no representations or warranties regarding the condition of the Property or its fitness for any purpose. Landlord shall deliver the demised premises to Tenant on the Commencement Date, free and clear of all leases and service contracts.
6.	Insurance.
          (a) Liability Insurance. Tenant shall maintain, from the Effective Date of this Lease and during the entire term of this Lease and any extension thereof, a commercial general liability policy of public liability and property damage insurance insuring the Property against any and all claims for personal injury, including property damage in, on or about the demised premises with a combined single limit per occurrence of not less than One Million Dollars ($1,000,000.00), provided, however, that this limit, for the sixth and subsequent lease years, shall be increased to an amount that is at least twenty-five percent (25%) of the total gross revenues received by the Tenant, provided, further, if the premium for the liability insurance hereunder shall exceed two percent (2%) of the total gross revenues of Tenant, then Tenant shall maintain liability insurance in an amount of One Million Dollars ($1,000,000.00) or an amount which two percent (2%) of the total gross revenues of Tenant would purchase, whichever is greater. Such policy shall name Landlord and Landlord’s mortgagee, if any, (and any Leasehold Mortgagee at its request) as additional insured, and shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord, Landlord’s Mortgagee, or any Leasehold Mortgagee, thirty (30) days prior written notice.
     (b) All-Risk Insurance. Tenant shall maintain, from the Effective Date of this Lease and during the entire term of this Lease and any extension thereof, a policy of “causes of loss — special form” all-risk property damage insurance upon the Improvements in an amount equal to the full replcement value of the Improvements above the foundation walls; provided, however, that Tenant is only obligated to maintain adequate insurance on the ski lifts. The policy of insurance pursuant to this Section 6(b) shall insure and be payable to Tenant and shall provide for release of insurance proceeds to Tenant for restoration of loss. Such policy may also name any Leasehold Mortgagee, upon its request, as an additional insured as its interest may appear, by standard mortgagee clause if obtainable. If any Leasehold Mortgagee is named as an additional insured, such policy or policies shall provide that the policy will not be canceled except after thirty (30) days written notice to the Leasehold Mortgagee.
     (c) General.
          (1) The insurance coverages required hereunder shall be carried with an insurance company or companies licensed to do business in the State of New Hampshire. Such insurance may be carried under a blanket policy or policies covering other liabilities and locations of the Tenant. From time to time, Tenant shall furnish Landlord evidence to indicate that the foregoing insurance is in full force and effect and that the premiums therefor have been paid and all renewal policies shall be delivered to Landlord no less than ten (10) days prior to the date of expiration of the then existing policy.
          (2) Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby releases and relieves the other, and each hereby waives any and all rights of recovery, claim, action or cause of action against the other for any loss or damage that may occur to the Property or any improvements thereto, or any personal property of Landlord or Tenant, arising from any cause that (a) would be insured against under the terms of any property insurance required to be carried hereunder; or (b) is insured against under the terms of any property insurance actually carried, regardless of whether the same is required hereunder. The foregoing waiver shall apply regardless of the cause or origin of such claim, including but not limited to the negligence of a party, or such party’s agents, officers, employees or contractors. The foregoing waiver shall not apply if it would have the effect, but only to the extent of such effect, of invalidating any insurance coverage of Landlord or Tenant.
     7. Representations, Warranties and Covenants of Tenant. Tenant represents, warrants and covenants to Landlord that:
          (a) Tenant is a Missouri corporation duly organized and in good standing in the state of its incorporation, which has duly qualified as a foreign corporation in the State of New Hampshire. Tenant is a wholly-owned subsidiary of Peak Resorts, Inc., a Missouri corporation. Tenant has the legal power, right and authority to enter into this Lease and the instruments to be executed by Tenant pursuant to this Lease, and to consummate the transactions contemplated hereby.
          (b) All requisite action has been taken by Tenant in connection with Tenant’s execution of this Lease and the instruments to be executed by Tenant pursuant to this Lease, and the consummation of the transactions contemplated hereby,
          (c) The individuals executing this Lease and the instruments to be executed by Tenant pursuant to this Lease on behalf of Tenant have the legal power, right and actual authority to bind Tenant to the terms and conditions of this Lease and such instruments.

     8. Landlord’s Representations and Warranties. Landlord represents, warrants and covenants to Tenant that:
          (a) Landlord has the legal power, right and authority to enter into this Lease and the instruments to be executed by Landlord pursuant to this Lease, and to consummate the transactions contemplated hereby.
          (b) All requisite corporate action has been taken by Landlord in connection with Landlord’s execution of this Lease and the instruments to be executed by Landlord pursuant to this Lease and the consummation of the transactions contemplated hereby.
          (c) The individuals executing this Lease and the instruments to be executed by Landlord pursuant to this Lease on behalf of Landlord, have the legal power, right and actual authority to bind Landlord to the terms and conditions of this Lease and such instruments.
          (d) Neither the execution of this Lease nor the consummation of the transactions contemplated hereby shall result in a breach of or constitute a default under any agreement, document, instrument, or other obligation to which Landlord is a party or by which Landlord may be bound, or under any law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to Landlord or to the Property or result in the acceleration of any encumbrance pertaining to the Property.
          (e) There is no claim, action, litigation, arbitration, material dispute or other proceeding pending against Landlord which relates to the Property, the demised premises or the transactions contemplated hereby except as disclosed in writing to Tenant and, to Landlord’s actual knowledge, there is currently no governmental investigation, threatened litigation or arbitration proceedings to which Landlord is, or would be, a party which relates or would relate to the Property or the demised premises.
          (f) No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or threatened against Landlord nor are any of such proceedings contemplated by Landlord.
          (g) There are no pending or, to Landlord’s actual knowledge, contemplated condemnation or annexation proceedings affecting the Property or the demised premises or any part thereof.
          (h) Landlord has not received any notice of any violations, and to Landlord’s actual knowledge, without inquiry, the Property and the demised premises is not in violation of any federal, state or local law, ordinance or regulation relating to Hazardous Materials (“Hazardous Materials”), industrial hygiene or the environmental conditions on, under or about the Property or the demised premises including, but not limited to, soil and ground water condition. Hazardous Materials shall mean any flammable explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances and other related materials including without limitation any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” under any applicable federal, state or local laws or regulations.
          (i) Landlord has not received any notice of any violation, and to Landlord’s actual knowledge, without inquiry, the Property and the demised premises are not in violation of any law, ordinance, regulation, order or requirement applicable to the Property or the demised premises including without limitation, requirements imposed under any recorded covenants, conditions, restrictions, easements or other rights affecting the Property or the demised premises.
          (j) Landlord shall not, after the execution hereof, either voluntarily or by operation of law, allow any lien or encumbrance other than the Permitted Title Exceptions, to be placed of record against all or any portion of the Property or the demised premises or otherwise burden or cloud title to the Property or the demised premises.
          (k) There being no leases of the Property existing, Landlord shall not, after the execution hereof and while Tenant is not in default under this Lease, enter into any new leases for the Property or the demised premises or any portion thereof, or otherwise grant or convey any interest or occupancy right to any party other than Tenant, without first receiving Tenant’s prior written consent, which consent may be granted or withheld in Tenant’s sole and absolute discretion.
          (l) Prior to the Commencement Date, Landlord shall not make any further additions or modifications to the Property other than normal maintenance and repair.
          (m) Landlord is a duly constituted and validly existing limited liability company under the laws of the State of New Hampshire, duly qualified to do business in the state in which the demised premises are located, and has the full power to carry out the transactions contemplated by this Lease.
          (n) The Property and the demised premises are not located in a flood hazard zone or wetland area.
          (o) It is not necessary, under applicable law, that the Lease and/or a “short form” of lease be recorded for the Lease to be effective.
          (p) This Lease does not violate or conflict in any way with the terms of any other lease applicable to the Property or the terms of any reciprocal operating agreement, cross easement agreement, restrictive covenants, or any other document.
     9. Repairs and Maintenance.
          (a) Throughout the Term, Tenant, at its sole cost and expense, shall make or cause to be made all necessary or appropriate repairs, or replacements and renewals as may be required to maintain the Property in a good condition (collectively, “Repairs” and the making of any Repairs being hereafter referred to as “Repair”). All Repairs shall be performed in a good, substantial and workmanlike manner.

          (b) Landlord shall not be required to furnish any services or facilities or to make any Repairs in or about the Property or any part thereof, Tenant hereby assuming the full and sole responsibility for all Repairs to, and for the condition, operation, maintenance and management of, the Property as of the Effective Date and through and during the Term.
     10. Development of the Property.
          (a) Scope of Development. Tenant will initially improve the Property by constructing improvements necessary for the operation of a ski resort on the Property, the scope of which shall be determined by Tenant. Tenant shall perform all Improvements in compliance with all applicable laws. To the extent that Tenant commences any improvements, Tenant shall complete it with reasonable diligence and within a reasonable period. Tenant shall pay for all Improvements when and as required by the parties that perform such improvements. Tenant shall timely obtain and promptly deliver to Landlord all approvals necessary or appropriate for any improvements. All Improvements that Tenant constructs on the Property shall become part of the Property.
          (b) Plans and Specifications. To the extent that Tenant obtains plans and specifications or surveys (including working plans and specifications and “as-built” plans and specifications and surveys) for any improvements, Tenant shall promptly give Landlord a copy, subject to the terms of any agreement between Tenant and the applicable architect, engineer, or surveyor. Tenant shall exercise reasonable efforts to cause its agreements with such professionals to permit these deliveries, which are for Landlord’s information only except to the extent, if any, this Lease otherwise expressly states.
          (c) Applications and Filings. Upon Tenant’s request, Landlord shall, without cost to Landlord, promptly join in and execute any application or filing as Tenant may from time to time request, provided that: (1) such application or filing is in customary form and imposes no material obligations (other than obligations that are ministerial in nature or merely require compliance with law) upon Landlord; and (2) no uncured Event of Default exists.
          (d) Other Cooperation with Approvals. Promptly upon Tenant’s request and without charge to Tenant, Landlord shall furnish all information in its possession that Tenant shall reasonably request and that is required in connection with the filing and prosecution of any applications and filings.
          (e) Landlord Nonappearance. Landlord shall not appear in opposition to any action or application brought, sought, or defended by Tenant before any Government agency arising out of any application of filing consistent with this Lease.
     11. Utilities. Landlord covenants and agrees that, as of the Effective Date, gas, electric, telephone, water and sewer are available to the demised premises, in terms of infrastructure availability, subject to the Tenant being responsible for any reconnection, reinstallation or reactivation costs associated with obtaining such utilities services from the vendors involved.

     12. Governmental Regulations. Tenant shall observe and comply with all requirements, rules, orders and regulations of the federal, state and municipal governments or other duly constituted public authority affecting the Property, whether now existing or existing in the future. Tenant shall have the right, however, to contest in good faith, without cost to Landlord, the validity or application of any such rule, order or regulation required to be complied with by Tenant in accordance with the foregoing, and may postpone compliance therewith so long as such contest does not subject Landlord to criminal prosecution for non-compliance therewith and further provided Tenant promptly pays all fines, penalties and other costs imposed on Landlord as a result of such non-compliance by Tenant. Landlord will cooperate with Tenant in connection with any such contest at no cost to Landlord.
     13. Exculpation. Anything to the contrary in this Lease notwithstanding, the covenants contained in this Lease to be performed by Landlord shall not be binding personally, but instead, said covenants are made for the purpose of binding only the fee simple estate which Landlord owns in the demised premises.
     14. Damage and Destruction.
          (a) Obligation to Rebuild. In the event that, at any time during the Lease Term, the Improvements located on the Property shall be damaged or destroyed (partially or totally) by an insured casualty Tenant shall, at its expense, promptly and with due diligence, repair, rebuild and restore the same, as nearly as practicable, to the condition existing just prior to such damage or destruction, provided the repaired, rebuilt or replaced premises will have a value not less than its value just prior to said loss.
          (b) Option to Terminate. It is understood and agreed that if either (1) the Improvements are damaged or destroyed within two (2) years of the then scheduled expiration date of the Lease Term, and if the extent of such damage or destruction is such that the cost of restoration would exceed ten percent (10%) of the amount it would have cost to replace the Improvements on the Property in their entirety at the time such damage or destruction took place, or (2) the Improvements are damaged or destroyed (partially or totally) by an uninsured casualty and if the extent of such damage or destruction is such that the cost of restoration would exceed ten percent (10%) of the amount it would have cost to replace the Improvements on the Property in their entirety at the time such damage or destruction took place, then, and in either of such event, Tenant may terminate this Lease as of the date of termination indicated by giving written notice to Landlord within ninety (90) days after the date of the casualty, specifying a date of termination within ninety (90) days after the date of such notice, provided that any Annual Rent attributable to the percentage, if any, referred to in Exhibit B shall not be prorated but due in full for the lease year. If Tenant so elects to terminate, then Tenant shall utilize insurance proceeds, if any, to pay off and discharge any Leasehold Mortgage and any remaining insurance proceeds shall be paid to Landlord less the unamortized value of any portion of Improvements constructed by Tenant during the Lease Term, based upon the remaining adjusted basis in such Improvements for federal income tax purposes.

          (c) No Release of Tenant’s Obligations. Unless this Lease is terminated as provided in Section 14(b), no destruction of, or damage to the Property or Improvements, or any parts thereof, by fire or any other cause shall permit Tenant to surrender or terminate this Lease or shall relieve Tenant from its obligations to pay full Annual Rent and Additional Rent under this Lease or from any of its other obligations under this Lease, and Tenant waives any rights now or hereafter conferred on it by statute or otherwise to quit or surrender this Lease or the Property or any suspension, diminution, abatement or reduction of rent on account of any such damage or destruction.
     15. Eminent Domain.
          (a) Improvements/Ingress and Egress. In the event that the points of ingress and egress to the public roadways serving the Property, shall be materially impaired by a public or quasi-public authority, so as to render, in Tenants reasonable discretion, the demised premises unsuitable for its intended purpose, Tenant shall have the option to terminate this Lease as of the date Tenant shall be deprived or denied thereof. In the event that more than ten percent (10%) of the Improvements or the parking areas on the Property shall be expropriated by public or quasi-public authority, Tenant shall have the option to terminate this Lease as of the date Tenant shall be dispossessed from the part so expropriated by giving written notice to Landlord of such election so to terminate within ninety (90) days from the date of such dispossession.
          (b) Restoration. In the event of an expropriation of any portion of the Improvements or the parking areas on the demised premises, and if this Lease shall not be terminated as provided above, this Lease shall continue as to that portion of the demised premises which shall not have been expropriated or taken, and Tenant shall, subject to available condemnation proceeds, promptly and with due diligence, restore the affected portion of the Improvements, as nearly as practicable, to a complete unit of like quality and character as existed just prior to such expropriation.
          (c) Termination. In the event this Lease shall be terminated pursuant to this Section 15, any Annual Rent, Additional Rent and any other charges paid in advance with respect to a period after the effective date of termination shall be refunded to Tenant. Nothing herein contained shall be construed as preventing Tenant from being entitled to any separate award made to Tenant for the taking of any personal property, inventory or trade fixtures of Tenant, or from claiming its award directly against the condemnor.
          (d) Condemnation Award — Lease Not Terminated. In the event of a condemnation of any portion of the Improvements and if this Lease is not terminated, Tenant shall be entitled to that portion of the award paid by the condemning authority (after payment of expenses incurred in connection with collecting the same) attributable to that portion of the condemned Improvements made by or on behalf of Tenant plus the costs of restoring the remaining portion of the Improvements.
          (e) Condemnation Award — Lease Terminated. In the event of a condemnation and this Lease is terminated as herein provided, the award paid by the condemning authority (after payment of expenses incurred in connection with collecting the same) shall be allocated as follows:
               (1) First, to the extent the award is allocable to the Improvements made by or on behalf of Tenant and/or the leasehold estate under this Lease, an amount shall be paid to the Leasehold Mortgagee, such amount not to exceed the balance due on any note secured by the Leasehold Mortgage or the amount of the value of Tenant’s leasehold estate in the Property as of the date of the condemnation; and
               (2) Second, to Tenant in an amount equal to the value of Tenant’s leasehold estate, if any, as determined in the proceeding involved with the condemnor, in the Property as of the date of the condemnation less the amount received by Tenant under Section 15(e)(1) above; and
               (3) Third, the Landlord shall receive the balance of the award.
     16. Use, Assignment and Subletting.
          (a) Use. The Property and the demised premises may be used as a ski resort and any use related directly thereto. The Property and the demised premises may not be used for other purposes, including conventions, concerts, entertainment performances of any nature, markets of any sort, or similar activities without compliance with any applicable governmental permits and/or approvals; and without the prior, written consent of the Landlord, which will not be unreasonably delayed and/or withheld.
               (1) Assignment. During the Lease Term, this Lease may be assigned or subleased only if the conditions set forth in Section 16(a)(l)(a)-(e) have been satisfied in Landlord’s reasonable determination or waived by Landlord. Landlord shall make such determination within thirty (30) days of Landlord’s receipt of information reasonably necessary to make such determination.
                    a. Tenant is not in default under the Lease, or any default will be cured by the Tenant of the proposed assignee or subtenant as a condition of the approval;
                    b. The proposed assignee or subtenant (or its principals) has demonstrated expertise in owning and operating property similar in character and size and operation to the Property, as measured against the operations of the Property by the Tenant for the three lease years preceding the proposed assignment; and
                    c. The proposed assignee or subtenant (or its principals) shall have the ability to meet all the financial conditions of the Lease.
                    d. Proper substantiation of any percentage set forth in Exhibit B, prorated for the period before and after the assignment, and payment of any Annual Rent due from the Tenant, prior to the assignment.

                    e. Proof that any Leasehold Mortgage referred to in Section 22 shall be fully paid, satisfied and/or assumed by the Tenant and/or proposed assignee or subtenant (or its principals) in a manner which will assure that the Tenant’s fee simple interest will be encumbered only in a manner consistent with the provisions of this Lease applicable to the Tenant immediately before the proposed assignment.
          In the event that conditions (a)-(e) above have been either satisfied in Landlord’s reasonable determination or waived by Landlord, then immediately upon the assignee’s assumption of all of Tenant’s obligations under this Lease, Tenant shall be released from all liability under this Lease accruing on or after the date of such assignment. The foregoing release shall be effective upon the date of the assignment, but Landlord agrees to provide written evidence thereof reasonably requested by Tenant. No sublease by Tenant shall affect any obligations of Tenant or rights of Landlord under this Lease, all of which shall continue in full force and effect notwithstanding any Sublease,
          (b) Assignment and Subleasing. Without the prior consent of Landlord, Tenant shall have the right from time to time during the Lease Term, to mortgage this Lease and the leasehold estate hereby created. The execution and delivery of a mortgage shall not be deemed to constitute an assignment or transfer of this Lease nor shall the holder of any mortgage, as such, be deemed an assignee or transferee of the Lease so as to require such holder to assume the performance of any of the covenants or agreements on the part of Tenant to be performed hereunder, except to the extent provided in Section 22. Promptly after execution and delivery of a mortgage, Tenant shall send to Landlord a copy of all relevant documentation delivered in connection therewith. In the event of a sublease or mortgage by Tenant pursuant to this paragraph, Tenant shall remain liable and responsible under this Lease. Tenant shall notify Landlord of the identity of any mortgagee, but Tenant’s failure to so notify the Landlord shall not be deemed a default under this Lease, provided, however, that any benefits of Section 22 to the Leasehold Mortgagee shall not be deemed effective until the Tenant shall notify the Landlord of the identity of any mortgagee. Any mortgage of Tenant’s interest under this Lease without notification to Landlord shall not be effective as to Landlord and Landlord shall not be bound thereby until receipt of such notification.
     17. Tenant’s Compliance with Covenants and Restrictions. Tenant covenants that, during the term of this Lease and any extension thereof, it shall comply with the covenants and restrictions of record affecting the Property. Landlord covenants that Landlord will not enter into any agreement imposing covenants and restrictions of record affecting the Property without Tenant’s prior written approval.
     18. Ingress and Egress. Landlord warrants that as consideration for Tenant entering into this Lease, it will not hinder or alter, for the period of this Lease and any extension thereof, ingress and egress facilities to the adjoining public streets and highways in the number and substantially in the locations as in existence as of the Commencement Date, subject to unavoidable temporary closings or temporary relocations necessitated by public authority or other temporary circumstances beyond Landlord’s control.

     19. Landlord’s Remedies. If Tenant shall be in default under any provision of this Lease and shall remain so for monetary defaults for a period of ten (10) days after written notice to Tenant of such default, and for all other defaults for a period of thirty (30) days after written notice to Tenant of such default, then Landlord may, by giving a second written notice to Tenant, at any time thereafter during the continuance of such default, either (a) terminate this Lease, or (b) re-enter the demised premises by summary proceedings or otherwise, expel Tenant and remove all property there from, use commercially reasonable efforts to relet said premises expeditiously at market rent and receive the rent there from. If the Lease is hot terminated, Tenant shall remain liable for all Annual Rent and Additional Rent reserved herein less the avails of reletting, if any, after deducting there from the reasonable cost of obtaining possession of the demised premises and the reasonable cost of any repairs and alterations necessary to prepare it for reletting as well as any commercially reasonable real estate commissions paid by Landlord in connection with such reletting (amortized over the remaining term of the Lease). Any and all monthly deficiencies so payable by Tenant shall be paid monthly on the date herein provided for the payment of Annual Rent. If any default by Tenant (other than payment of Annual or Additional Rent) cannot reasonably be remedied within thirty (30) days after written notice of default, then Tenant shall have such additional time as shall be reasonably necessary to remedy such default before this Lease can be terminated or other remedy enforced by Landlord, but only so long as the Tenant shall be promptly and diligently pursuing the cure of such default, with the termination of such promptness and diligence to be in the Landlord’s reasonable discretion.
     20. Bankruptcy. If a petition of bankruptcy or reorganization shall be filed by or against Tenant, Tenant shall become bankrupt, Tenant shall make a general assignment for the benefit of creditors, Tenant shall admit in writing its inability to pay its debts as they become due, or in any proceeding based upon the insolvency of Tenant, a receiver or trustee of all of the property of Tenant shall be appointed and shall not be discharged within ninety (90) days after such appointment, then Landlord may terminate this Lease by giving written notice to Tenant of its intention to do so; provided, however, neither bankruptcy, insolvency, reorganization, an assignment for the benefit of creditors nor the appointment of a receiver or trustee shall affect this Lease or permit its termination so long as the covenants on the part of Tenant to be performed shall be timely performed by Tenant, or someone claiming under it.
     21. Covenant of Title.
          (a) Quiet Enjoyment. Landlord covenants, represents and warrants that it has full right and power to execute and perform this Lease and to grant the estate demised herein and that Tenant, on payment of the Annual and Additional Rent and performance of the covenants and agreements hereof, shall peaceably and quietly have, hold and enjoy the demised premises and all rights, easements, appurtenances and privileges belonging or in any way appertaining thereto during the Lease Term without molestation or hindrance of any person whomsoever, and if, at any time during the term hereby demised the title of Landlord shall fail or it be discovered that its title shall not enable Landlord to grant the term hereby demised, and if Landlord fails to commence the cure of such defect promptly following notice from Tenant and thereafter diligently prosecutes the same to completion, then Tenant shall have the option, at Landlord’s expense, to correct such defect or if such defect is not reasonably subject to cure, to annul this Lease with full reservation of its rights to damages, if any.

          (b) Evidence of Title. Landlord further covenants, represents and warrants that it is seized of an indefeasible estate in fee simple or has a good and marketable title to the Property (including, without limitation, the demised premises), free and clear of any liens, encumbrances, restrictions and violations (or claims or notices thereof), except public utility easements and covenants and restrictions of record not impairing Tenant’s use of the demised premises, real estate taxes and special assessments not yet due and payable, and the lien of the mortgage or mortgages specifically identified on the attached Exhibit C. Landlord shall, without expense to Tenant and within thirty (30) days after the Effective Date, furnish to Tenant (1) a copy of a title report evidencing that Landlord’s title is as herein represented, (2) a survey by a licensed surveyor of the demised premises and (3) agreements wherein each holder of any mortgage lien against the demised premises shall consent to this Lease and warrant that Tenant’s possession and right of use under this Lease in and to the demised premises shall not be disturbed by such holder unless and until Tenant shall breach any of the provisions hereof and this Lease or Tenant’s right to possession hereunder shall have been terminated in accordance with the provisions of this Lease.
     22. Leasehold Mortgage.
          (a) Tenant shall have the unrestricted right at any time and from time to time without Landlord’s consent to mortgage the Property and the demised premises, including the Improvements, and its leasehold interest under this Lease (but not Landlord’s fee interest), subject however to the limitations hereinafter set forth. Any such mortgage shall be subject and subordinate to the rights of Landlord hereunder. A mortgage of the Property and/or Tenant’s leasehold interest under this Lease is herein referred to as a “Leasehold Mortgage,” and the party holding the Leasehold Mortgage (including any affiliate of such party) the “Leasehold Mortgagee.”
          (b) No Leasehold Mortgagee shall be entitled to enjoy the rights or benefits mentioned herein, nor shall the provisions of this Lease pertaining to Leasehold Mortgages be binding upon Landlord, unless Landlord shall have been given written notice of the name and address of the Leasehold Mortgagee together with a true and correct copy of the Leasehold Mortgage, the note secured thereby, the security agreement related to any personal property located on or associated with the Property, financing statements related to any personal property located on or associated with the Property, all as related to any obligations to the Leasehold Mortgage, plus such portions of any loan agreement and/or other written agreements between the Leasehold Mortgagee and Tenant which pertain to the direct use, maintenance, and/or operations of the Property; and, during the Term of the Lease, any modifications or amendments to any of the above referenced specific documents.
          (c) So long as such Leasehold Mortgage shall remain in effect, the following provisions shall apply:
               (1) Landlord shall serve a copy of any notice, including a notice of default, required to be served on Tenant under this Lease upon such Leasehold Mortgagee at the address provided in the notice referred to in subsection (b) hereof, and no notice by Landlord to

Tenant hereunder shall be deemed to have been duly given unless and until a copy thereof has been served on the Leasehold Mortgagee.
               (2) In the event of a default by Tenant hereunder, any Leasehold Mortgagee (or its agents) shall, within the period allowed Tenant to cure such default and otherwise as herein provided, have the right to cure such default, or cause the same to be cured, and Landlord shall accept such performance by or on behalf of such Leasehold Mortgagee as if the same had been made by Tenant if such performance is made within the applicable cure period set forth herein.
               (3) For the purposes of this subsection, no event of default shall be deemed to exist for a non-monetary default which cannot be cured within the permitted cure period as long as action to cure the default shall in good faith have been commenced within the time permitted therefor to cure the same and shall be prosecuted to completion with diligence and continuity.
               (4) Notwithstanding the foregoing, upon the occurrence of an event of default, Landlord shall take no action to terminate this Lease without first giving to the Leasehold Mortgagee written notice thereof and, in the event of a monetary default, a period of fifteen (15) days after written notice to cure such default, or in the case of a non-monetary default, a period of ninety (90) days within which either (i) to obtain possession of the demised premises (including possession by a receiver) or (ii) to institute, prosecute and complete foreclosure proceedings or otherwise acquire Tenant’s interest under this Lease, or (iii) to cure such default (provided, however, that Leasehold Mortgagee would not be required to cure any monetary default related to the percentage rent provided in Exhibit B, as long as any default in payment of the minimum rent provided in Exhibit B is cured). Such Leasehold Mortgagee, within ninety (90) days after obtaining possession or acquiring Tenant’s interest under this Lease, (the “Leasehold Mortgage Cure Period”), shall be required to cure all non-monetary defaults reasonably susceptible of being cured by such Leasehold Mortgagee; provided, however, that: (A) such Leasehold Mortgagee shall not be obligated to continue such possession or to continue such foreclosure proceedings after such defaults shall have been cured; (B) nothing herein contained shall preclude Landlord, subject to the provisions of this Section, from exercising any rights or remedies under this Lease with respect to any other default by Tenant; (C) such Leasehold Mortgagee shall agree with Landlord in writing to comply during the period of such forbearance with such of the terms, conditions and covenants of this Lease as are reasonably susceptible of being complied with by such Leasehold Mortgagee (other than percentage rent provided in Exhibit B, as long as the minimum rent provided in Exhibit B is satisfactorily addressed in such agreement with Landlord); and (D) if a non-monetary default which the Leasehold Mortgagee is otherwise required to cure pursuant to the provisions of this subparagraph (c)(4) is not reasonably susceptible to cure within the Leasehold Mortgagee Cure Period, the Leasehold Mortgagee shall be deemed to be in compliance with the requirements hereof as long as it has commenced action to cure such default within the Leasehold Mortgagee Cure Period, and diligently pursues such cure to completion. For purposes of this Section 22(c)(4), the phrase “non-monetary defaults” shall not apply to any failure of the Tenant to have undertaken or completed contemplated constructions related to the Property; or any failure of the Tenant to rebuild any damaged or destroyed Improvements located on the Property. Also, for purposes of this Section 22(c)(4), in the event that the Tenant shall have obtained judicial delay or restriction upon any actions of the Leasehold Mortgagee to enforce any and all obligations owing to Leasehold Mortgagee, including foreclosing on the Leasehold Mortgage, or the Tenant shall have sought or been subjected to any bankruptcy proceedings which include or result in the delay or restriction upon any actions of the Leasehold Mortgagee to enforce any and all obligations owing to Leasehold Mortgagee, including foreclosing on the Leasehold Mortgage, then during any period of such delay or restriction the periods of time referred to in the first two sentences of this Section 22(c)(4) shall be suspended and shall resume running upon the expiration of any applicable appeal period in relation to the court orders and/or expiration periods which are applicable, if such court orders or expiration dates would permit the Leasehold Mortgagee to proceed with curing any defaults or foreclosing on the Leasehold Mortgage. Such Leasehold Mortgagee may become the legal owner and holder of Tenant’s interest under this Lease by foreclosure or assignment in lieu of foreclosure; but no third party other than Leasehold Mortgagee shall be entitled to acquire Tenant’s interest under this Lease by foreclosure or assignment in lieu of foreclosure unless and until such proposed acquirer or assignee shall have satisfied the requirements set forth in Section 16(a)(l)(b)-(e).
          (d) In the event of termination of this Lease prior to the expiration of the term, by reason of any default or for any other reason including, without limitation any rejection or disaffirmance pursuant to the Bankruptcy Code or pursuant to any insolvency or other law affecting creditors’ rights but excluding any termination by reason of condemnation or casualty as provided in Sections 15 and 16 herein or the default of Tenant and the failure to cure such default by the Leasehold Mortgagee after having notice thereof as provided in subparagraph (c)(4) above, Landlord shall serve upon the Leasehold Mortgagee written notice that the Lease has been terminated together with a statement of any and all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, under this Lease then known to Landlord. Such Leasehold Mortgagee shall thereupon have the option to obtain a new lease in accordance with and upon the following terms and conditions:
               (1) Upon written request of the Leasehold Mortgagee within thirty (30) days after service of such notice that the Lease has been terminated, Landlord shall enter into a new lease of the demised premises with such Leasehold Mortgagee, or its designee, as set forth in clause (2) below. If the new lease is to be with an individual or entity other than the Leasehold Mortgagee, as a direct party, then such individual or entity, as designee of the Leasehold Mortgagee, shall have satisfied the requirements set forth in Section 16(a)(l)(b)-(e).
               (2) Such new lease shall be effective on the date of termination of this Lease and shall be for the remainder of the term of this Lease, at the rent and upon all the agreements, terms, covenants and conditions hereof, including any applicable rights of renewal. Such new lease shall require the tenant thereunder to perform all unfulfilled obligations of Tenant under this Lease which are reasonably susceptible of being performed by such tenant. Upon the execution of such new lease, the tenant named therein shall pay all sums which would at the time of the execution thereof be due under this Lease but for such termination and shall pay the reasonable expenses (including but not limited to attorneys’ fees and costs) incurred by Landlord in connection with such defaults and termination, the recovery of possession of said demised premises and the preparation, execution and delivery of such new lease. Upon execution and delivery of such new lease, such tenant shall be entitled to an adjustment in the amount otherwise owed pursuant to the terms of this paragraph, such adjustment to be equal to the net income, if any, derived by Landlord from the demised premises during the period from the date of termination of this Lease to the date of execution of the new Lease.
               (3) Any such new lease shall maintain the same priority as this Lease with regard to any Leasehold Mortgage affecting the Property or any part thereof or any other rights, liens or encumbrances thereon. The provisions of the immediately preceding sentence shall be self-executing; provided, however, Landlord shall execute such reasonable documents as are necessary to effectuate the foregoing.
          (e) Except as otherwise provided herein, this Lease may not be modified, amended, or canceled by the mutual agreement of Landlord and Tenant or surrendered without the express written consent of the Leasehold Mortgagee. The provisions of this Section shall survive the expiration or earlier termination of this Lease.
          (f) If Landlord and Tenant shall acquire the interest of the other hereunder, this Lease shall remain outstanding and no merger of the leasehold into the fee interest shall be deemed to have occurred.
          (g) If any Leasehold Mortgagee shall acquire title to Tenant’s interest under this Lease by foreclosure, assignment in lieu of foreclosure or otherwise, or under a new lease pursuant to subsection (d) above, the same shall not be deemed to constitute an assignment or transfer of this Lease or of the leasehold estate thereby created, and such Leasehold Mortgagee may assign such interest under this Lease or in such new lease and shall thereupon be released from all liability for the performance or observance of the covenants and conditions in this Lease or in such new lease contained on Tenant’s or Tenant’s part to be performed and observed from and after the date of such assignment; provided, however, that the assignee of such Leasehold Mortgagee shall have expressly assumed this Lease or such new lease and written evidence of such assumption shall have been submitted to Landlord.
          (h) Landlord acknowledges that as between Landlord and Leasehold Mortgagee, its nominee or a purchaser at a foreclosure or other sale, this Lease shall not be deemed to be terminated notwithstanding the rejection of the Lease by Tenant or its representative in any proceeding under the Bankruptcy Reform Act of 1978 (the “Bankruptcy Code”) or any other insolvency law, provided that Leasehold Mortgagee, its nominee or a purchaser at a foreclosure sale confirms in writing that it is bound by the terms and conditions of the Lease to the same extent as Tenant named therein.
          (i) Each Leasehold Mortgagee shall be given notice of any litigation, arbitration or other proceeding relating to this Lease and any dispute between the parties thereto and shall have the right to intervene in any such litigation, arbitration or other proceeding, but only to the extent of its interest as mortgagee, as its interest may appear, and not as a direct party to such litigation, arbitration or other proceeding. In any event, each Leasehold Mortgagee shall receive a copy of any award or decision made in such litigation, arbitration or other proceeding.

          (j) To the extent required by this Lease, any proceeds of fire or other casualty insurance policies that are payable to Tenant under this Lease shall be paid to Leasehold Mortgagee.
          (k) Leasehold Mortgagee shall receive all condemnation proceeds that are due to Tenant under this Lease and/or applicable law.
     23. Indemnifications.
          (a) Tenant’s Obligation. During the Lease Term, Tenant shall indemnify and save Landlord, and its agents, employees, successors and assigns, harmless against all penalties, claims or demands of whatsoever nature arising from Tenant’s use of the Property, except those which shall result, in whole or in part, directly or indirectly, from the default or negligence of Landlord, its agents, employees, successors and assigns.
          (b) Survival. The indemnifications set forth in this Section 23 shall survive the expiration, cancellation or termination of this Lease.
     24. Tenant’s Right to Cure Landlord’s Defaults. In the event Landlord shall neglect to pay when due any obligations on any mortgage or encumbrance affecting title to the demised premises and to which this Lease shall be subordinate and with respect to which Tenant does not have an existing non-disturbance agreement, or in the event Landlord shall fail to perform any obligation specified in this Lease, or if Landlord shall be in material default of any representation, warranty, or covenant of Landlord, then Tenant may, after the continuance of any such default for seven (7) days after written notice thereof by Tenant to Landlord, pay said principal, interest or other charges or cure such default, all on behalf of and at the expense of Landlord and do all necessary work and make all necessary payments in connection therewith and Landlord shall, on demand, pay Tenant, forthwith, the amount so paid by Tenant.
     25. Hazardous Material.
          (a) Landlord’s Representations. Landlord represents that, to the best of its actual knowledge, without inquiry, and except as disclosed below, there are not now nor have there been any Hazardous Materials (as defined below) used, generated, stored, treated or disposed of on the Property in violation of applicable governmental regulations. Landlord’s representations to Tenant under this Section shall survive the cancellation or termination of this Lease.
          (b) Tenant’s Representations. Tenant warrants and agrees that it will not use, maintain, generate, store, treat or dispose of any Hazardous Materials in or on the Property in violation of applicable governmental regulations. Tenant hereby indemnifies Landlord from and against any loss, liability, claim or expense, including, without limitation, cleanup, engineering and reasonable attorneys fees and expenses that Landlord may incur by reason of any investigation or claim of any governmental agency or third party for any actions taken by Tenant, its agents, licensees, subtenants, concessionaires, contractors or employees at the Property during the term of this Lease in violation of the above covenant. Tenant’s indemnity to Landlord under this paragraph shall survive the cancellation or termination of this Lease.
          (c) Affirmative Obligations. At any time prior to the Commencement Date , Tenant (or Tenant’s contractor) may inspect the Property and the nearby surrounding property for the presence of Hazardous Materials. If Hazardous Materials are discovered on the Property or any of the nearby surrounding property beyond the levels which may require investigation and/or remediation under applicable environmental laws, Landlord may, at its sole cost and expense, remedy and cleanup such problem in accordance with all applicable governmental regulations. If Landlord does not remediate such Hazardous Materials condition prior to the Commencement Date, Tenant may, within thirty (30) days thereafter, cancel this Lease by giving notice to Landlord and returning possession of the demised premises to Landlord and, in such event, Tenant will thereafter be relieved of all further liability under this Lease. If, after the Commencement Date , Hazardous Materials are discovered on the Property or any of the nearby surrounding property beyond the amounts which require investigation, remediation or other action under applicable environmental laws, and which were not caused as a result of Tenant’s (or Tenant’s agents, licensees, subtenants, concessionaires, contractors or employees) actions as specifically provided herein, Landlord shall be required, at its sole cost and expense, to remedy and cleanup such conditions in accordance with all applicable governmental regulations, and in the event such remedy and/or cleanup requires the vacation of ten percent (10%) or more of the Property for a period exceeding ninety (90) days, Tenant may, with thirty (30) days notice, cancel this Lease by giving notice to Landlord and returning the demised premises to the Landlord and, in such event, Tenant will thereafter be relieved of all further liability under this Lease. In the event that Tenant does not elect to cancel this Lease in accordance with the foregoing, the Annual Rent, and any Additional Rent payable hereunder, shall be equitably abated in accordance with the proportion of the demised premises which are rendered unusable as a result of such environmental conditions.
          (d) Definition. For purposes of this Section, the term “Hazardous Materials” shall mean any toxic or hazardous waste or substances (including asbestos and petroleum products) which are regulated by applicable local, state or federal environmental laws or regulations.
     26. Condition of Premises at Termination. At the expiration or earlier termination of the Lease Term Tenant shall surrender the demised premises, together with alterations, additions and improvements then a part thereof, in good order and condition, except for the following: (a) ordinary wear and tear, and (b) loss or damage by fire, the elements and other casualty. All furniture and trade fixtures installed in the Improvements at the expense of Tenant, shall remain the property of Tenant, provided, however, Tenant shall, at any time and from time to time, during the Lease Term, have the option to relinquish its property rights with respect to such trade fixtures, which option shall be exercised by written notice of such relinquishment to Landlord and, from and after the exercise of said option, the property specified in said notice shall be the property of Landlord.
     27. Holding Over. In the absence of any written agreement to the contrary, if Tenant should remain in occupancy of the demised premises after the expiration of the Lease Term, it shall so remain as a tenant from month-to-month and all provisions of this Lease applicable to such tenancy shall remain in full force and effect, except that Annual Rent payable during such holdover tenancy shall be one hundred twenty-five percent (125%) of the Annual Rent payable at the end of the Lease Term.
     28. Signage. Tenant shall have the right to place the maximum amount of exterior or interior signage on the Property as may be permitted by applicable governmental laws or ordinances.
     29. Notices. All notices, demands and other communications required or permitted to be given under this Lease shall be in writing and shall be deemed to be given when delivered (or, if delivery is refused, on the date delivery was attempted) if sent by recognized overnight courier, or upon three (3) business days after deposit in the U.S. Mail if sent by certified or registered mail, postage prepaid. All notices shall be addressed to Landlord and to Tenant at the following address:

Tenant:	Peak Resorts, Inc.
409 Hidden Valley Drive
Wildwood, Missouri 63025
Attn: Stephen Mueller

with copy to:	Helfrey, Simon & Jones, P.C.
120 S. Central Ave., Suite 1500
St. Louis, MO 63105
Attn: David L. Jones, Esq.
Fax: (310) 556-0401

Landlord:	Crotched Mountain Properties, LLC
213 South Bennington Road
Bennington,NH 03442
Attn: Mr. Terry Schnare

with copy to:	Daniel J. Connolly
52 Newport Road
P.O. Box 2157
New London, NH 03257-2157
or to any subsequent address which Landlord or Tenant shall designate in writing for such purpose.
     30. Partial Invalidity. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

     31. Entire Agreement-Applicable Law. This Lease, the exhibits and amendments or addendums, if any, attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions, provisions and understandings between Landlord and Tenant concerning the demised premises and there are no covenants, promises, agreements, conditions, provisions or understandings, either oral or written, between them other than are herein set forth. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each party. This Lease shall be governed by and construed in accordance with the laws of the State in which the demised premises are located.
     32. Successors and Assigns. The conditions, covenants and agreements contained in this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. The covenants contained herein shall be deemed to be covenants running with the Property and the demised premises and shall be binding upon all owners, users and occupants of such land for so long as this Lease remains in effect. The restrictions, benefits and obligations under this Lease shall be deemed to create mutual and reciprocal benefits and servitudes upon the Property and the demised premises, which shall run with and against said property and be a benefit and burden thereon, except that said restrictions, benefits and obligations shall cease and be of no further force or effect after the termination of this Lease.
     33. Notice of Lease. The parties shall, promptly upon the request of either, execute and deliver a Notice of Lease which Landlord shall, at its sole expense, cause to be recorded in the Registry of Deeds within ten (10) days following execution thereof and returned to Tenant within ten (10) days after the receipt of the recorded memorandum from the Registry of Deeds.
     34. Broker’s Representation. Landlord represents that it dealt with no broker or brokers and Tenant represents that it dealt with no broker or brokers in connection with the negotiation, execution and delivery of this Lease. Landlord and Tenant shall, and do hereby, indemnify and save the other harmless from and against any losses, damages, penalties, claims or demands of whatsoever nature arising from a breach of its foregoing representation including, without limitation, reasonable attorneys’ fees and expenses. The representations and indemnifications set forth in this Section shall survive the cancellation or termination of this Lease.
     35. Estoppel Certificates. Within twenty (20) days after request by either party, the other party shall execute and deliver to the requesting party a written certificate as to the status of this Lease, any existing defaults, the status of the payments and performance of the parties required hereunder and such other information that may be reasonably requested.
     36. Captions and Definitions. Marginal captions of this Lease are solely for convenience of reference and shall not in any way limit or amplify the terms and provisions thereof. The necessary grammatical changes which shall be required to make the provision of this Lease apply (a) in the plural sense if there shall be more than one Landlord and (b) to any landlord, which shall be either a corporation, an association, a partnership or an individual, male or female, shall in all instances be assumed as though in each case fully expressed.

     37. Survival. Unless otherwise provided, upon the termination of this Lease under any of the Sections hereof, the parties hereto shall be relieved of any further liability hereunder except as to acts, omissions or defaults occurring prior to such termination.
     38. Contingencies. This Lease is contingent upon Tenant’s Due Diligence Contingency. Tenant’s obligations under this Lease are contingent (the “Due Diligence Contingency”) upon Tenant satisfying itself, in its sole discretion, that the Property and the demised premises are satisfactory in all respects for Tenant’s development and intended use of the Property and the demised premises. Tenant, and its agents, employees and contractors, at Tenant’s expense and at reasonable times, shall have a period from the date hereof until the earlier of (a) all contingencies have been satisfied or waived, or (b) June 30, 2003 (the “Due Diligence Period”) to enter upon the Property and the demised premises for the purpose of making a diligent, prudent and confidential inspection to explore the potential development of the Property and the demised premises, by examining, testing and surveying the Property and the demised premises, and to undertake such other studies, reviews and investigations as may be appropriate. The inspections relating to the Property and the demised premises may include, but shall not be limited to, examination of title, site survey, availability of a building permit for construction of any planned renovations or alterations, zoning or use restrictions, present and future access, geological or environmental testing, drainage conditions, excessive levels of radon, toxic waste, hazardous substances including, but not limited to, asbestos or other undesirable substances, and any other condition or circumstance which may adversely affect the Property and the demised premises or Tenant’s operations thereon. Landlord agrees to cooperate with Tenant during the Due Diligence Period in providing and allowing Tenant to photocopy all documents which Landlord may possess relating to the Property and the demised premises and in executing any applications required to be submitted to the planning commission, or government agency, or authority, presiding over the Property and the demised premises affecting the Tenant’s intended use of the Property and the demised premises. If Tenant’s due diligence with respect to the Property and the demised premises produces results that are unsatisfactory to Tenant for any reason, then Tenant may, at its sole option, and without specifying the matters which are unsatisfactory to Tenant, at any time during the Due Diligence period or within five (5) days after the end of the Due Diligence Period (the “Notice Deadline”), terminate this Lease by delivery of written notice (the “Contingency Termination Notice”) to Landlord, upon which termination neither party shall have any further rights, duties or obligations hereunder; provided, however, that any payment of Taxes or other operating expenses, insurance or similar costs incurred by the Tenant between the Effective Date and the Contingency Termination Notice (the “Costs of Due Diligence”) shall be the sole responsibility of the Tenant and the Landlord shall have no obligation to reimburse the Tenant for any such Costs of Due Diligence. Failure of Tenant to deliver the Contingency Termination Notice on or before the Notice Deadline shall be deemed to constitute Tenant’s waiver of the Due Diligence Contingency.
     39. Commencement Date; Closing Conditions.
          (a) Commencement Date. Following satisfaction or waiver of the Due Diligence Contingency, Landlord and Tenant shall proceed in good faith to satisfy the conditions precedent to the effectiveness of this Lease, which conditions precedent (the “Closing

Conditions”) are set forth below in this Section 39. The Commencement Date shall be later of (i) the date that is fifteen (15) days following satisfaction or waiver of the Due Diligence Contingency, or (ii) the date on which all the Closing Conditions are satisfied or waived in writing by the party benefited by such Closing Condition. If all of Tenant’s closing conditions set forth in subsection (b) below are not satisfied within ninety (90) days following satisfaction or waiver of the Due Diligence Period, then Tenant may terminate this Lease at any time thereafter upon written notice to Landlord, and following such termination neither party shall have any further obligation to the other hereunder. Upon determination of the Commencement Date, Landlord and Tenant shall enter into a confirmation of or an amendment to this Lease setting forth the Commencement Date.
          (b) Tenant’s Closing Conditions. Tenant’s conditions precedent to the effectiveness of this Lease shall be as follows:
               (1) Issuance of Leasehold Title Policy. It is a condition precedent to Tenant’s obligations under this Lease that on the Commencement Date a title insurance company licensed and authorized to write such coverage in the State of New Hampshire, reasonably acceptable to the Tenant (the “Title Company”) shall issue to Tenant an ALTA extended coverage leasehold owner’s policy of title insurance without survey exception, subject only to those title exceptions approved by Tenant in writing (the “Permitted Title Exceptions”), with a liability limit determined by Tenant. Tenant shall pay the premium for such policy. Landlord agrees to take such actions as the Title Company may reasonably require, including but not limited to securing termination agreements from existing tenants of the Property and delivering affidavits and indemnities, in order to cause the Title Company to issue the policy required hereunder. All such actions in support of the application and issuance of such policy shall be at Landlord’s sole cost and expense.
               (2) Delivery of Non-Disturbance Agreement. It is a condition precedent to Tenant’s obligations under this Lease that on the Commencement Date (i) Tenant shall have received from any lender to Landlord whose loan is an Approved Title Exception a duly executed and acknowledged agreement in form reasonably acceptable to Tenant, and in form suitable for recording, whereby such lender agrees that such lender shall consent to this Lease and warrant that Tenant’s possession and right of use under this Lease in and to the demised premises shall not be disturbed by such holder unless and until Tenant shall breach any of the provisions hereof and this Lease or Tenant’s right to possession hereunder shall have been terminated in accordance with the provisions of this Lease, and (ii) such agreement shall be recorded against the Property.
               (3) Assignment of Agreements. It is a condition precedent to Tenant’s obligations under this Lease that on the Commencement Date Landlord shall assign to Tenant, by assignment documents in form reasonably acceptable to Landlord and Tenant, all permits, licenses, contracts, warranties and other intangible rights affecting the Property. Such assignments shall provide an undertaking of Landlord to indemnify, defend and hold Tenant harmless from and against any damage, claim or other liability arising out of the assigned agreements prior to the Commencement Date, and an undertaking of Tenant to indemnify, defend and hold Landlord harmless from and against any damage, claim or other liability arising out of the assigned agreements following the Commencement Date.
               (4) Termination of Tenant Leases. It is a condition precedent to Tenant’s obligations under this Lease that as of the Commencement Date, Landlord shall deliver written evidence that the Property and the demised premises are free and clear of all leases affecting the Property or the demised premises and that any leases affecting the Property or the demised premises have been terminated.
     40. Removal of Main Lodge. The Tenant agrees that immediately upon execution of this Ground Lease, the Tenant, at the Tenant’s sole expense, shall cause the main lodge located on the Property to be demolished and removed, leaving the residual foundation in a safe condition, acceptable to the local governmental authorities.
     41. Coordination of Leases. The Tenant acknowledges that a portion of the Property set forth in Exhibit A (the “Town Parcel”) is leased by the Landlord from the Town of Francestown, New Hampshire (the “Town”), pursuant to a separate Lease dated as of 27 May 2003 (the “Town Lease”), and is being subleased by the Landlord to the Tenant pursuant to this Ground Lease. Because of the nature of the Town as a municipality, which by statute, applicable case law and other principles cannot provide certain representations, undertake certain action, or be party to certain activities, the provisions of this Ground Lease and the Town Lease must be coordinated, as set forth in this Section 41, with the Tenant agreeing that for all purposes under this Ground Lease the Town Parcel shall be held by the Tenant subject to the additional provisions in this Section 41.
          (a) Representations and Warranties. Tenant acknowledges that under the Town Lease the Town is making no representations or warranties in relation to the Town Parcel such as are contained in Section 8 of the Ground Lease. Tenant acknowledges that the Town is only representing that it is a municipal corporation under the laws of the State of New Hampshire and has the full power to carry out the transactions contemplated in the Town Lease.
          (b) Real Estate Taxes on Town Parcel. Notwithstanding the provisions of Section 4, with regard to the Town Parcel, the Landlord shall be obliged to pay in a timely manner all real estate taxes, in order to satisfy state statutory obligations which require termination of any lease of town lands if the duly assessed personal and real estate taxes with regard to the Town Parcel are not paid when due. The Landlord, upon making such payment, shall be entitled to immediate reimbursement upon presentation to the Tenant of a copy of the real estate tax bills involved and proof of payment. The Tenant acknowledges that, with regard to the Town Parcel, the Town Lease contains a provision calling for immediate termination of the Town Lease if the real estate taxes are not paid when due, to comply with the mandates of New Hampshire law applicable to municipal corporations.
          (c) Development of the Property. The Tenant acknowledges that for purposes of Section 10 of the Ground Lease, the Town, in relation to the Town Parcel, would be an adverse party, either directly or through other boards, commissions and/or local agencies, and therefore has no obligation not to appear in opposition to any action or application referred to in

Section 10. The Tenant specifically releases the Town from any and all liability with regard to actions taken by any governmental agency which may have to approve of any aspect of the development of the Property.
          (d) Government Regulations. The Tenant acknowledges that for purposes of Section 12 of the Ground Lease, the Town has no obligation to cooperate with the Landlord or the Tenant in relation to any matters which would pertain to the Town Parcel.
          (e) Landlord’s Remedies. The Tenant acknowledges that for purposes of Section 19 of the Ground Lease, the Town has no obligation with regard to the Town Parcel, with the Landlord being solely and completely responsible for the use, enforcement and/or pursuit of any of Landlords remedies with regard to the Property. The Town shall have no liability to the Tenant for any actions of the Landlord in enforcing whatever remedies the Landlord may have under the Ground Lease.
          (f) Continuous Operations. The Tenant acknowledges that the inclusion of the Town Parcel in the Property has been the result of negotiations among the Tenant, the Landlord and the Town, based upon the assumption of continuous operations of a ski area on the Property. The Tenant, as a specific inducement to the Landlord to enter into the Ground Lease and to assume the obligations under the Town Lease, and to the Town to enter into the Town Lease with the Landlord, represents and agrees that at all times during the term of the Ground Lease the Tenant shall continuously operate a ski area on the Property. For purposes of this representation and agreement of continuous operation, the phrase “continuously operate” shall mean that at no time shall two consecutive seasons (which shall be defined as the period between 1 September of one calendar year and 31 August of the following year) have less than thirty (30) days upon which at least one hundred (100) skiers have paid for and been physically transported to the top of the ski area, by ski lift, for purposes of skiing down the trails located on the Property. For purposes of this representation and agreement of continuous operation, the phrase “skiing” shall mean alpine skiing, involving skis, snowboards, or similar methods of planning over natural and/or artificial snow, making a descent over trails, open slopes, or other surfaces, from a location reached by means of a mechanical lifting system such as a ski lift.
          (g) Permitted Uses. The Tenant agrees that for purposes of Section 16.(a) of the Ground Lease, that no part of the Town Parcel (which is a portion of the overall Property) shall be used for any purpose other than the operating of an alpine ski area, which would include towers, power drives for skilifts, mechanical systems for skilifts, unloading equipment and structures for those using a skilift, warming shacks for safety personnel (including ski patrol and lift operators) necessary for operations, and ski trails; and shall not be used for a restaurant or any similar food service, housing, concerts or public meetings, alpine slide (a mechanical system of descent using carts or sleds), or other activities not specifically referred to in the first portion of this Section 41.(g).
     42. Force Majeure. If there shall occur any strikes, lockouts or labor disputes, inability to obtain adequate sources of energy, labor or material or reasonable substitutes, acts of God, governmental restrictions, regulations, orders, guidelines or programs, enemy or hostile governmental action, riot, civil commotion, fire or other casualty or any other conditions, whether similar or dissimilar to those enumerated above, which are beyond the reasonable control of any party to this Lease and not due to the fault or negligence of such party or financial inability to perform, these conditions shall be deemed “unavoidable delays”. If either party shall, as a result of any unavoidable delay, fail to punctually perform any obligation specified in this Lease (other than the payment of money), then such failure shall not be deemed a breach or default and the applicable time periods in which to perform shall be extended, but only to the extent reasonable to account for the unavoidable delay.
     IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

WITNESS:	LANDLORD CROTCHED MOUNTAIN PROPERTIES, LLC
/s/ Daniel J. Connolly	By:	/s/ Terry D. Schnare
Terry D. Schnare, Manager

WITNESS:	TENANT S N H DEVELOPMENT, INC.
/s/ Daniel J. Connolly	By:	/s/ Timothy D. Boyd
Timothy D. Boyd

EXHIBIT A
LEGAL DESCRIPTION OF DEMISED PREMISES
TRACT 1: Bennington Tax Map Sheet 12, Lot 1-D
A certain tract or parcel of land located on the southerly side of State Route 47, also known as Francestown Road, in the TOWN OF BENNINGTON, COUNTY OF HILLSBOROUGH, State of New Hampshire, being Lot 12-1D, containing 3.12 acres, more or less, as shown on plan entitled “Boundary Survey Property of: Crotched Mountain Properties, LLC Bennington, N.H. South side of Route 47 (Francestown Rd.) Dated June 20, 2002 Scale 1” = 100’ Survey By: Robert C. Palmer, L.L.S. #590”, said plan to be recorded in the Hillsborough County Registry of Deeds, being bounded and described as follows:
Beginning at a point on the southerly side of State Route 47, also known as Francestown Road, said point being the northeasterly corner of the within described premises and the northwesterly corner of Lot 12-1E as shown on said plan, now of Crotched Mountain Properties, LLC;
Thence S. 00° 30’ 00” E. a distance of 550.00 feet along said Lot 12-1E to a point at the Town Line of the Town of Bennington and the Town of Francestown, said point being the southeasterly corner of the within described premises and the southwesterly corner of Lot 12-1E as shown on said plan at Lot 7-15, now of Crotched Mountain Properties, LLC;
Thence N. 77° 00’ 00” W. a distance of 245.00 feet along said Town Line and Lot 7-15 to a point at a corner of said Town Line at Lot 12-1C as shown on said plan, now or formerly of Trailside Development, Inc.;
Thence N. 64° 04’ 12” W. a distance of 150.00 feet along Lot 12-1C to a point, said point being the southwesterly corner of the within described premises at Lot 12-1 as shown on said plan, now of Crotched Mountain Properties, LLC;
Thence N. 33° 45’ 00” E. a distance of 290.00 feet along Lot 12-1 to a point;
Thence N. 00° 30’ 00” W. a distance of 189.50 feet along Lot 12-l to a point on the southerly side of State Route 47, said point being the northwesterly corner of the within described premises and the northeasterly corner of Lot 12-1;
Thence S. 89° 37’ 56” E. a distance of 209.36 feet along the southerly side of State Route 47 to the point or place of beginning.
Meaning and intending to be Tract 1 in deed of Community Development Finance Authority to Crotched Mountain Properties, LLC, dated March 13, 2002, and recorded in the Hillsborough County Registry of Deeds at Volume 6599, Page 1651. See also Volume 6436, Page 2283.
Also including all remaining buildings and structures located on Lot 12-1D in the Town of Bennington, County of Hillsborough and State of New Hampshire being the 2nd Tract in deed of the Town of Bennington to Crotched Mountain Properties, LLC, dated 05/15/02 and recorded in the Hillsborough County Registry of Deeds at volume 6637, Page 954. See also Volume 6052, Page 1512.
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TRACT 2: Francestown Tax Map Sheet 7, Lot 15
A certain tract or parcel of land located on the southerly side of State Route 47, also known as the Francestown Road, in the TOWN OF FRANCESTOWN, COUNTY OF HILLSBOROUGH, State of New Hampshire, being Lot 7-15, containing 216.5 acres, more or less, as shown on plan entitled “Boundary Survey Lot 7-15 Crotched

Mountain Properties, LLC Francestown, N.H. Hillsborough County Dated April 20, 2002 Scale 1” = 200’, Robert C. Palmer, L.L.S. #590”, said plan to be recorded in the Hillsborough County Registry of Deeds, being bounded and described as follows:
Beginning at a point in a stone wall on the southerly side of State Route 47, said point being the northeasterly corner of the within described premises and the northwesterly corner of Lot 7-14 as shown on said plan, now of Randall P. & Shirlee Ferrara;
Thence S. 00° 30’ E. a distance of 487.80 feet along a stone wall and said Ferrara land to point at a corner of stone walls;
Thence S. 71° 20’ E. a distance of 282.8 feet along a stone wall to a point at the end of said stone wall;
Thence S. 79° 30’ E. a distance of 131.9 feet along said Ferrara land to a point at the beginning of the stone wall on the westerly sideline of Mountain Road;
Thence S. 05° 39’ E. a distance of 302.5 feet along said stone wall and the westerly sideline of Mountain Road to a point at an intersection of stone walls, said point being the northeasterly corner of Lot 7-13 as shown on said plan, now of John B. Perry & Sioe Hoen T. Perry;
Thence N. 85° 32’ W. a distance of 429.1 feet along a stone wall and said Perry land to a point at an intersection of stone walls, said point being the northeasterly corner of Lot 7-12 as shown on said plan, now of Jean C. MacDonald, Trustee;
Thence N. 82° 30’ W. a distance of 271 feet along said stone wall and said Trustee land to an iron pin at a corner of said stone wall;
Thence S. 18° 13’ 47” W. a distance of 554.89 feet along said stone wall to a point at the end of said stone wall at or near an abandoned road;
Thence S. 20° 59’ W. a distance of 12.00 feet to a point at or in said abandoned road;
Thence N. 61° 48’ 26” W. a distance of 165.95 feet along said abandoned road to a point;
Thence N. 47° 30’ 00” W. a distance of 199.62 feet along said abandoned road to a point;
Thence N. 60° 00’ 00” W. a distance of 86.00 feet along said abandoned road to a point;
Thence N. 70° 00’ 00” W. a distance of 199.24 feet along said abandoned road to a point;
Thence N. 69° 15’ 00’’ W. a distance of 199.90 feet along said abandoned road to a point;
Thence S. 29° 00’ W. a distance of 18.00 feet in said abandoned road to a point at an intersection of stone walls at Lot 7-6 as shown on said plan, now of the Town of Francestown;
Thence S. 07° 44’ 30” W. a distance of 1127.05 feet along said stone wall and Lot 7-6 to a point;
Thence N. 80° 21’ 40” W. a distance of 801.07 feet along Lot 7-6 and partially along a stone wall to a point;
Thence S. 78° 00’ W. a distance of 98.48 feet along Lot 7-6 to a point at a stone wall;
Thence N. 81° 02’ 40” W. a distance of 264.86 feet along Lot 7-6 and partially along a stone wall to a point;
Thence S. 52° 00’ W. a distance of 215.32 feet along Lot 7-6 and partially along a stone wall to a point at the end of said stone wall;

Thence S, 89° 15’ W. a distance of 1000.88 feet along Lot 7-6 to a Town Line stone monument at the Town Line of the Town of Bennington and the Town of Francestown at Lot 5-5 as shown on said plan, now of Larry & Margaret Ann Samuels;
Thence N. 80° 09’ 55” W. a distance of 835.49 feet along the Town Line and Lot 5-5 to a point at an intersection of stone walls, said point being the southwesterly corner of the within described premises at Lot 12-8 as shown on said plan, now of Crotched Mountain Properties, LLC;
Thence N. 07° 18’ 33” E. a distance of 2692.6 feet along the Town Line, said stone wall and Lot 12-8 to a point on the southerly side of Onset Road;
Thence N. 32° 35’ E. a distance of 59.74 feet across Onset Road to a point at a corner of stone walls at Lot 12-4 as shown on said plan, now of Thomas A. Corcoran, et al;
Thence N. 06° 54’ 17” E. a distance of 739.00 feet along the Town Line, a stone wall, Lot 12-4, Lot 12-7 as shown on said plan, now of Denis Caton, and Lot 12-6 as shown on said plan, now of Lori A. Stumpfol, to a point at an intersection of stone walls at Lot 12-1B as shown on said plan, now of Crotched Mountain Properties, LLC, said point being the northwesterly comer of the within described premises;
Thence S. 84° 45’ 40” E. a distance of 602.56 feet along the Town Line, a stone wall and Lot 12-1B to a point at a corner of said stone wall;
Thence N. 07° 00’ E. a distance of 42.5 feet along the Town Line, said stone wall and Lot 12-1B to a point at a corner of said stone wall;
Thence S. 81° 10’ 50” E. a distance of 410.69 feet along the Town Line, Lot 12-1B and partially along a stone wall to a point at Lot 12-1A as shown on said plan, now of Crotched Mountain Properties, LLC;
Thence S. 06° 31’ 48” W. a distance of 495.07 feet along the Town Line, partially along a stone wall and Lot 12-1A to a point at Lot 12-1C as shown on said plan, now or formerly of Trailside Development, Inc.;
Thence S. 07° 05’ 59” W. a distance of 277.00 feet along the Town Line and Lot 12-1C to a point;
Thence S. 02° 24’ 31” W. a distance of 517.58 feet along the Town Line and Lot 12-1C to a point;
Thence S. 51° 15’ 50” E. a distance of 104.64 feet along the Town Line, partially along a stone wall and Lot 12-1C to a point;
Thence S. 52° 42’ 00” E. a distance of 508.51 feet along the Town Line and Lot 12-1C to a point;
Thence S. 56° 49’ 20” E. a distance of 442.61 feet along the Town Line and Lot 12-1C to a point at the beginning of a stone wall;
Thence S. 65° 49’ 14” E. a distance of 276.07 feet along the Town Line, Lot 12-1C and along said stone wall to a point at a corner of stone walls;
Thence N. 11° 00’ 20” E. a distance of 924.00 feet along the Town Line, partially along a stone wall and Lot 12-1C to a point at Lot 12-ID as shown on said plan, now of Crotched Mountain Properties, LLC;
Thence S. 77° 00’ 00” E. a distance of 1040.14 feet along the Town Line, Lot 12-1D and Lot 12-1E as shown on said plan, now of Crotched Mountain Properties, LLC, to a point at a corner of said Town Line;
Thence N. 05° 80’ E. a distance of 173.00 feet along the Town Line and Lot 12-1E to a point at Lot 7-16 as shown on said plan, now of Jeffrey A. & Sheila S. Fanes;
Thence N. 82° 09’ 43” E. a distance of 203.50 feet along Lot 7-16 to a point on the southerly side of Route 47;

Thence S. 69° 30’ 06” E. a distance of 338.64 feet along the southerly side of Route 47 to a point at the beginning of a stone wall;
Thence S. 66° 75’ 10” E. a distance of 236.12 feet along the southerly side of Route 47 and said stone wall to a point;
Thence S. 59° 20’ 20” E. a distance of 123.40 feet along the southerly side of Route 47 and said stone wall to the point or place of beginning.
Meaning and intending to be the Tract II of land in deed of Community Development Finance Authority to Crotched Mountain Properties, LLC, dated March 13, 2002, and recorded in the Hillsborough County Registry of Deeds at Volume 6599, Page 1615. See also Volume 6436, Page 2283.
Also included herein is all of Crotched Mountain Properties, LLC’s interest in Onset Road contiguous to the northerly sideline of the within described premises as shown on said plan.
Meaning and intending to be a portion of Tract II of land in deed of Community Development Finance Authority to Crotched Mountain Properties, LLC, dated March 13, 2002, and recorded in the Hillsborough County Registry of Deeds at Volume 6599, Page 1651. See also Volume 6436, Page 2283.
Said parcel is also a part of Lot 7-15 as shown on plan entitled “Boundary Survey Lot 7-15 Crotched Mountain Properties, LLC Francestown, N.H. Hillsborough County Dated April 20, 2002 Scale 1”=200’ Robert C. Palmer, LLS #590”, said plan to be recorded in the Hillsborough County Registry of Deeds.
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TRACT 3: Bennington Tax Map Sheet 12, Lot 1
A certain tract or parcel of land located on the southerly side of State Route 47, also known as Francestown Road, in the TOWN OF BENNINGTON, COUNTY OF HILLSBOROUGH, State of New Hampshire, being Lot 12-1, containing 9.87 acres, more or less, as shown on plan entitled “Boundary Survey Property of: Crotched Mountain Properties, LLC South side of Route 47 (Francestown Road) Bennington, N.H. Hillsborough County Dated June 28, 2002 Scale 1”= 100’ Survey By: Robert C. Palmer, LLS #590”, said plan to be recorded in the Hillsborough County Registry of Deeds, being bounded and described as follows:
Beginning at a point on the southerly side of State Route 47, said point being the northeasterly corner of the within described premises at Lot 12-1D as shown on said plan, now of Crotched Mountain Properties, LLC;
Thence S. 00° 30’ 00” E. a distance of 189.50 feet along Lot 12-1D to a point;
Thence S. 33° 45’ 00” W. a distance of 290.00 feet along Lot 12-1D to a point, said point being the southeasterly corner of the within described premises at Lot 12-1C as shown on said plan, now or formerly of Trailside Development, Inc.;
Thence N. 64° 04’ 12” W. a distance of 1023.76 feet along Lot 12-1C to a point, said point being the southwesterly corner of the within described premises at Lot 12-1A as shown on said plan, now of Crotched Mountain Properties, LLC;
Thence N. 43° 34’ 40” E. a distance of 575.00 feet along Lot 12-1A to a point on the southerly side of Route 47, said point being the northwesterly corner of the within described premises and the eastern most point of Lot 12-1A as shown on said plan;
Thence S. 42° 28’ 28” E. a distance of 207.58 feet along the southerly side of Route 47 to a point;
Thence S. 47° 02’ 16” E. a distance of 191.31 feet along the southerly side of Route 47 to a point;

Thence S. 55° 36’ 14” E. a distance of 157.55 feet along the southerly side of Route 47 to a point;
Thence S. 72° 53’ 50” E. a distance of 136.01 feet along the southerly side of Route 47 to a point;
Thence S. 81° 38’ 15” E. a distance of 145.16 feet along the southerly side of Route 47 to the point or place of beginning.
Meaning and intending to be the lst tract in deed of the Town of Bennington to Crotched Mountain Properties, LLC, dated May 15, 2002, and recorded in the Hillsborough County Registry of Deeds at Volume 6637, Page 954. See also Volume 5690, Page 727.
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TRACT 4: Bennington Tax Map Sheet 12, Lot 1-A
A certain tract or parcel of land located on the southerly side of State Route 47, also known as Francestown Road, and the southeasterly side of Onset Road in the TOWN OF BENNINGTON, COUNTY OF HILLSBOROUGH, State of New Hampshire, being Lot 12-1A, containing 6.63 acres, more or less, as shown on plan entitled “Boundary Survey Property of: Crotched Mountain Properties, LLC South side of Route 47 (Francestown Road) Bennington, N.H. Hillsborough County Dated June 28, 2002 Scale 1”= 100’ Survey By: Robert C. Palmer, L.L.S. #590”, said plan to be recorded in the Hillsborough County Registry of Deeds, being bounded and described as follows:
Beginning at a point on the southerly side of Route 47 and the southeasterly side of Onset Road, said point being the northeast corner of the within described premises;
Thence S. 18° 40’ 46” E. a distance of 132.79 feet along the southerly side of Route 47 to a point;
Thence S. 26° 52’ 11” E. a distance of 168.15 feet along the southerly side of Route 47 to a point;
Thence S. 34° 37’ 24” E. a distance of 144.02 feet along the southerly side of Route 47 to a point, said point being the eastern most point of the within described premises at and the northwesterly corner of Lot 12-1 as shown on said plan, now of Crotched Mountain Properties, LLC;
Thence S. 43° 34’ 40” E. a distance of 575.00 feet along Lot 12-1 to a point at Lot 12-1C as shown on said plan, now or formerly of Trailside Development, Inc., said point being the southwesterly corner of Lot 12-1 as shown on said plan;
Thence S. 43° 34’ 40” W. a distance of 40.00 feet along Lot 12-1C to a point, said point being the southern most point of the within described premises;
Thence N. 48° 20’ 00” W. a distance of 195.00 feet along Lot 12-1C to a point at the Town Line of the Town of Bennington and the Town of Francestown, said point being the southwesterly corner of the within described premises at Lot 7-15, now of Crotched Mountain Properties, LLC;
Thence N. 06° 31’ 48” E. a distance of 635.00 feet along Lot 7-15, through a corner of the Town Line of the Town of Bennington and the Town of Francestown and along Lot 12-1B as shown on said plan, now of Crotched Mountain Properties, LLC, to a point on the southeasterly side of Onset Road, said point being the northwesterly corner of the within described premises;
Thence N. 75° 02’ 55” E. a distance of 307.45 feet along the southeasterly side of Onset Road to the point or place of beginning.
Meaning and intending to be the 3rd tract in deed of the Town of Bennington to Crotched Mountain Properties, LLC, dated May 15, 2002, and recorded in the Hillsborough County Registry of Deeds at Volume 6637, Page 954. See also Volume 5690, Page 727.

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TRACT 5: Bennington Tax Map Sheet 12, Lot 1-B
A certain tract or parcel of land located on the westerly side of State Route 47, also known as Francestown Road, in the TOWN OF BENNINGTON, COUNTY OF HILLSBOROUGH, State of New Hampshire, being Lot #12-1B, containing 21.1 acres, more or less, as shown on plan entitled “Subdivision Lot 12 — 13 (sic) Crotched Mountain Properties, LLC Bennington, N.H. Hillsborough County” dated July, 2002 Scale 1” = 100’ Robert C. Palmer, L.L.S., said plan to be recorded in the Hillsborough County Registry of Deeds, being the 4th tract in deed of the Town of Bennington to Crotched Mountain Properties, LLC, dated May 15, 2002, and recorded in the Hillsborough County Registry of Deeds at Volume 6637, Page 954. See also Volume 5690, Page 727.
Subject to restrictions and rights noted on said plan.
Reserved and excepted from this conveyance are Subdivided Parcel A, containing 5.00 acres, and Subdivided Parcel B, containing 5.07 acres, as shown on said plan, bounded and described as follows:
     SUBDIVIDED PARCEL A: A certain tract or parcel of land located on the southerly side of Onset Road in the TOWN OF BENNINGTON, COUNTY OF HILLSBOROUGH, State of New Hampshire, being Lot #1, containing 5.00 acres, as shown on plan entitled “Subdivision Lot 12 — 13(sic) Crotched Mountain Properties, LLC Bennington, N.H. Hillsborough County” dated July, 2002 Robert C. Palmer, L.L.S., said plan being recorded in the Hillsborough County Registry of Deeds as Plan #________ , being bounded and described as follows:
Beginning at a point on the southerly side of Onset Road, said point being the northwesterly corner of the within described premises at land of Jean Lefavour;
Thence S. 65° 48’ 04” E. a distance of 183.23 feet along the southerly side of Onset Road to a point;
Thence S. 63° 26’ 05” E. a distance of 178.88 feet along the southerly side of Onset Road to a point, said point being the northeasterly corner of the within described premises and the northwesterly corner of Lot #2 as shown on said plan;
Thence S. 10° 18’ 57” W. a distance of 604.60 feet along Lot #2 to a point in a stone wall on the Town Line of The Town of Bennington and The Town of Francestown, said point being the southeasterly corner of the within described and the southwesterly corner of Lot #2 at other land of Crotched Mountain Properties, LLC;
Thence N. 84° 45’ 40” W. a distance of 307.56 feet along said stone wall and said Town Line to a point at an intersection of stone walls, said point being the southwesterly corner of the within described premises at land now of Lori A. Stumfol;
Thence N. 6° 54’ 17” E. a distance of 727.13 feet along a stone wall, said Stumfol land, land now of South Face Condo Assn., land of Scott and Lynsy London, land of Scott Prendergas and Patricia Sullivan and along said Lefavour land to the point or place of beginning.
Meaning and intending to be a portion Tract #4 in deed of The Town of Bennington to Crotched Mountain Properties, LLC, dated May 15, 2002, and recorded in the Hillsborough County Registry of Deeds at Volume 6637, Page 954. See also Volume 6052, Page 1512 and Volume 5690, Page 727.
Subject to restriction as to Tax Lot 12-001-B as stated in said deed at Volume 6637, Page 954.
Said Subdivided Parcel A, containing 5.00 acres, shall not be further subdivided.

     SUBDIVIDED PARCEL B: A certain tract or parcel of land located on the southerly side of Onset Road in the TOWN OF BENNINGTON, COUNTY OF HILLSBOROUGH, State of New Hampshire, being Lot #2, containing 5.07 acres, as shown on plan entitled “Subdivision Lot 12 — 13(sic) Crotched Mountain Properties, LLC Bennington, N.H. Hillsborough County” dated July, 2002 Robert C. Palmer, L.L.S., said plan being recorded in the Hillsborough County Registry of Deeds as Plan # ______, being bounded and described as follows:
Beginning at a point on the southerly side of Onset Road, said point being the northwesterly corner of the within described premises and the northeasterly corner of Lot #1 as shown on said plan;
Thence S. 61° 41’ 57” E. a distance of 295.30 along the southerly side of Onset Road to a point;
Thence S. 51° 20’ 25” E. a distance of 64.08 feet along the southerly side of Onset Road to a point;
Thence S. 45° 00’ 00” E. a distance of 56.57 feet along the southerly side of Onset Road to a point;
Thence S. 26° 33’ 54” E. a distance of 67.08 feet along the southwesterly side of Onset Road to a point;
Thence S. 18° 26’ 06” E. a distance of 158.11 feet along the southwesterly side of Onset Road to a point, said point being the northeasterly corner of the within described premises at the remainder lot as shown on said plan now of Crotched Mountain Properties, LLC;
Thence S. 37° 57’ 58” W. a distance of 211.25 feet along said remainder lot to a point in a stone wall, said point being the southeasterly corner of the within described premises at the Town Line of The Town of Bennington and The Town of Francestown;
Thence N. 81° 10’ 50” W. a distance of 110.69 feet along said stone wall and said Town Line to a corner of said walls;
Thence S. 07° 00’ 00” W. a distance of 42.50 feet along said stone wall and said Town Line to point at the corner of said stone wall;
Thence N. 84° 45’ 40” W. a distance of 295.00 feet along said stone wall and said Town Line to a point, said point being the southwesterly corner of the within described premises and the southeasterly corner of Lot #1;
Thence N. 10° 18’ 57” W. a distance of 604.60 feet along Lot #1 to the point or place of beginning.
Meaning and intending to be a portion of Tract #4 in deed of The Town of Bennington to Crotched Mountain Properties, LLC, dated May 15, 2002, and recorded in the Hillsborough County Registry of Deeds at Volume 6637, Page 954. See also Volume 6052, Page 1512 and Volume 5690, Page 727.
Subject to restriction as to Tax Lot 12-001-B as stated in said deed at Volume 6637, Page 954.
Said Subdivided Parcel B, containing 5.07, acres shall not be further subdivided.
* * *
TRACT 6: Easements and Rights located on Bennington Tax Map Sheet 12, Lot 1-C
Certain easements and rights located on the southerly side of State Route 47, also known as Francestown Road, in the TOWN OF BENNINGTON, COUNTY OF HILLSBOROUGH State of New Hampshire, being on Lot 12-1C as shown on the Town of Bennington Tax Map, containing approximately 25.15 acres and being the 5th tract in deed of the Town of Bennington to Crotched Mountain Properties, LLC, dated May 15, 2002, and recorded in the Hillsborough County Registry of Deeds at Volume 6637, Page 924. See also Volume 5690, Page 727, said easements and rights are more particularly described in deed of Monadnock Business Ventures, Inc., dated

December 29, 1994 to EaSTAR Ventures, LLC, recorded in the Hillsborough County Registry of Deeds at Volume 5601, Page 1043, as follows:
“(1) The right to pass and repass in common with others by vehicle or otherwise over and along East Road, so-called;
(2) The right to construct, maintain, use, improve and keep in repair ski slopes on land marked “Ski Easement” on Sheet #1 and #2 on a plan entitled “Subdivision of Land of Francestown Mountain Land Associates in Francestown, New Hampshire” by Hayes Engineering, Inc. dated September 8, 1972, together with the right to install, maintain and operate thereon for such purposes appropriate temporary or permanent mechanical equipment and such other related facilities as Ski Crotched, Incorporated, its heirs, successors and assigns may require.
(3) The right to use, improve, repair and maintain the existing parking lot as shown on Sheet #1 of said plan entitled “Subdivision of Land of Francestown Mountain Land Associates in Francestown, New Hampshire” by Hayes Engineering, Inc. dated September 8, 1972.
EXCEPTING AND RESERVING from the rights granted in paragraphs (2) and (3) above the right to construct and maintain roads and necessary services as required by the Francestown Planning Board in connection with the grantor’s proposed “Condominium III” subdivision substantially as is shown on the above-described plan dated September 8, 1972 and also the right to construct one tier of condominium units on the northerly portion of said “Ski Easement”.
Reference is also made to Tract #4 as shown on Hillsborough County Registry of Deeds Plan #19612 and Hillsborough County Registry of Deeds Plan #20382.
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TRACT 7: Bennington Tax Map Sheet 12, Lot 1-E
A certain tract or parcel of land located on the southerly side of State Route 47, also known as Francestown Road, in the TOWN OF BENNINGTON, COUNTY OF HILLSBOROUGH, State of New Hampshire, being Lot 12-1E, containing 9.06 acres, more or less, as shown on plan entitled “Boundary Survey Property of: Crotched Mountain Properties, LLC Bennington, N.H. South side of Route 47 (Francestown Rd.) Dated June 20, 2002 Scale 1” = 100’ Survey By: Robert C. Palmer, L.L.S. #590”, said plan to be recorded in the Hillsborough County Registry of Deeds, being bounded and described as follows:
Beginning at a point on the southerly side of State Route 47, also known as Francestown Road, said point being the northeasterly corner of the within described premises and the northwesterly corner of Lot 7-16, now or formerly of Jeffrey A. & Sheila S. Ferres, on the Town Line of the Town of Bennington and the Town of Francestown;
Thence S. 05° 30’ W. a distance of 273.00 feet along the Town Line, Lot 7-16 and Lot 7-15, now of Crotched Mountain Properties, LLC, to a point, said point being the southeasterly corner of the within described premises;
Thence N. 77° 00’ 00” W. a distance of 795.14 feet along the Town Line and Lot 7-15 to a point, said point being the southwesterly corner of the within described premises and the southeasterly corner of Lot 12-1D as shown on said plan, now of Crotched Mountain Properties, LLC;
Thence N. 00° 30’ 00” W. a distance of 550.00 feet along Lot 12-1D to a point on the southerly side of State Route 47, said point being the northwesterly corner of the within described premises and the northeasterly corner of Lot 12-1D;
Thence N. 87° 15’ 12” E. a distance of 72.11 feet along the southerly side of Route 47 to a point;
Thence S. 85° 25’ 34” E. a distance of 125.40 feet along the southerly side of Route 47 to a point;
Thence S. 77° 11’ 45” E. a distance of 112.81 feet along the southerly side of Route 47 to a point;

Thence S. 63° 26’ 06” E. a distance of 100.62 feet along the southerly side of Route 47 to a point;
Thence S. 46° 48’ 22” E. a distance of 314.11 feet along the southerly side of Route 47 to a point;
Thence S. 43° 37’ 10” E. a distance of 117.41 feet along the southerly side of Route 47 to a point;
Thence S. 50° 46’ 40” E. a distance of 127.40 feet along the southerly side of Route 47 to the point or place of beginning.
Meaning and intending to be the 6th tract in deed of the Town of Bennington to Crotched Mountain Properties, LLC, dated May 15, 2002, and recorded in the Hillsborough County Registry of Deeds at Volume 6637, Page 954. See also Volume 5690, Page 727.
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TRACT 8: Bennington Tax Map Sheet 12, Lot 8
A certain tract or parcel of land located on the southerly side of Onset Road in the TOWN OF BENNINGTON, COUNTY OF HILLSBOROUGH, State of New Hampshire, being Lot 12-8, containing 62.0 acres, more or less, as shown on plan entitled “Boundary Survey Property of: Crotched Mountain Properties, L.L.C. South side of Onset Road Bennington, N. H. Hillsborough County Dated July 26, 2002 Scale 1” = 200’ Survey By: Robert C. Palmer, LLS #590”, to be recorded in the Hillsborough County Registry of Deeds, being bounded and described as follows:
Beginning at a point in a stone wall on the Town Line of the Town of Bennington and the Town of Francestown on the southerly side of a private road as shown on said plan, said point being the northeasterly corner of the within described premises at Lot 7-15 as shown on said plan, now of Crotched Mountain Properties, L.L.C.;
Thence S. 07° 18’ 33” W. a distance of 2692.6 feet along the Town Line, said stone wall and Lot 7-15 to a point in a corner of said stone wall, said point being the southeasterly corner of the within described premises at Lot 5-5 as shown on said plan, now of Larry & Margaret Ann Samuels;
Thence N. 82° 00’ W. a distance of 293.44 feet along a stone wall and Lot 5-5 to a point;
Thence N. 80° 00’ W. a distance of 195.63 feet along said stone wall and Lot 5-5 to a point;
Thence N. 81° 00’ W. a distance of 293.44 feet along said stone wall and Lot 5-5 to a point;
Thence N. 81° 00’ W. a distance of 252.12 feet along said stone wall and Lot 5-5 to a point at an intersection of stone walls, said point being the northwesterly corner of the within described premises at Lot 5-4 as shown on said plan, now of Kenneth F. Warren & Betsy Ann Finnan, Trustees;
Thence N. 05° 00’ E. a distance of 1073.5 feet along a stone wall and Lot 5-4 to a point;
Thence N. 06° 45’ E. a distance of 400.0 feet along said stone wall and Lot 5-4 to a point;
Thence N. 09° 30’ E. a distance of 100.0 feet along said stone wall and Lot 5-4 to a point;
Thence N. 06° 30’ E. a distance of 100.0 feet along said stone wall and Lot 5-4 to a point;
Thence N. 08° 10’ E. a distance of 287.0 feet along said stone wall and Lot 5-4 to a point at a corner of said stone walls;
Thence S. 62° 00’ E. a distance of 69.0 feet along said stone wall and Lot 5-4 to an iron pin in said stone wall;

Thence N. 30° 39’ 30” E. a distance of 796.34 feet along said stone wall and Lot 5-4 to a point on the southerly side of Onset Road, said point being the northwesterly corner of the within described premises;
Thence S. 82° 56’ 30” E. a distance of 696.82 feet partially along a stone wall and along the southerly side of Onset Road to the point or place of beginning.
Meaning and intending to be the 7th tract, purporting to contain 59 acres, in deed of the Town of Bennington to Crotched Mountain Properties, LLC, dated May 15, 2002, and recorded in the Hillsborough County Registry of Deeds at Volume 6637, Page 954. See also Volume 5690, Page 727.
Subject to the following:
     Possible reservation of Clarence Douglas, Jr. of camp building affecting Tract 3 as described in deed dated November 4, 1948, and recorded at Book 1206, Page 252.
     Possible reservation to William A. Gillette of lumberman’s camp building located near the Old Greenfield Road, as described in a deed dated June 18,1951, and recorded at Book 1294, Page 74.
     Reservation to Robert L. Blanchard and Eunice W. Blanchard of a pumphouse, related easements and spring rights as described in the deed of Robert L. Blanchard and Eunice W. Blanchard to Terry Tyler dated July 15, 1966, and recorded at Book 1890, Page 133.
     Utility easement granted to Public Service Company of New Hampshire and Contoocook Valley Telephone Company, Inc., by instrument dated July 7, 1969, and recorded at Book 2058, Page 83.
     Order approving existing dam granted by the New Hampshire Water Resources Board dated October 8, 1980, and recorded at Book 2421, Page 343.
     Easement (ROW to Onset Village Subdivision) granted to Granite State Savings Bank by deed dated March 28, 1977, and recorded at Book 2519, Page 287.
     Order and new dam registration containing conditions granted by the New Hampshire Water Resources Board dated October 8, 1980, and recorded at Book 2797, Page 319.
     Easement granted to the Town of Bennington by instrument dated March 19, 1986, and recorded at Book 3529, Page 670.
     Drainage easement granted to the Town of Bennington by instrument dated June 11, 1986, and recorded at Book 3578, Page 902.
     Access easement over former Bennington-Francestown Road granted to Thomas A. Corcoran, Edward A. Shapiro, John A. Sullivan, and William S. Orcutt by instrument dated November 12, 1986, and recorded at Book 3807, Page 317.
     Deed of Restrictive Covenants granted to Thomas A. Corcoran, William S. Orcutt, Shapiro Leasing Partnership, and John A. Sullivan by instrument dated December 23,1986, and recorded at Book 3896, Page 97.
Declaration of Covenants, Easements and Restrictions dated January 7, 1987, and recorded at Book 3896, Page 104.
     LEASEHOLD interests granted by Trailside Development, Inc. to CMATC Associates, by Lease Agreement dated September 7, 1987, and recorded at Book 4384, Page 160, subleased to Crotched Mountain Ski Club, Inc. by instrument dated September 7, 1987, and recorded at Book 4502, Page 189.
     Easements and rights contained in the Declaration of Mountainside at Crotched Mountain Condominium dated December 18, 1987, and recorded at Book 4553, Page 280.
     Restrictions on use contained in deed of Town of Bennington to Crotched Mountain Properties, LLC dated May 15, 2002, and recorded at Book 6637, Page 954.
Claims arising from the taking of Tracts 4 through 10 by tax deed by the Town of Bennington, New Hampshire.
     Agreement between Community Development Finance Authority and Crotched Mountain Properties, LLC dated December 4, 2001 secured by #18 hereafter.
     Mortgage from Crotched Mountain Properties, LLC to Community Development Finance Authority dated March 15, 2002 in the original principal amount of $300,000.00 recorded as Instrument #2029071.
     Ex Parte Mechanic’s Lien attachment regarding Maine Drilling & Blasting, Inc. v. Crotched Mountain Properties, LLC, State of New Hampshire, Superior Court, Hillsborough North Docket #03-C-098 in the amount of $179,932.00 recorded in the Hillsborough County Registry of Deeds at Volume 6834, Page 773.
Subject to notes on aforementioned plans and plans referred to thereon.
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TOWN PARCEL (Referred to in Section 41)
Plus the following two Tracts which are subleased pursuant to the terms of a Lease between the Town of Francestown, NH, and Crotched Mountain Properties, LLC:
Two (2) certain tracts or parcels of land located in the Town of Francestown, County of Hillsborough, State of New Hampshire, being Parcel A, containing 31.0 acres, more or less(Tract 9 in this Appendix A to the Ground Lease), and Parcel B, containing 1.7 acres, more or less (Tract 10 in this Appendix A to the Ground Lease), as shown on plan entitled “Property of: Town of Francestown Plan for: Crotched Mountain Ski Area S.N.H. Development Corporation Division of Peaks Resorts, Inc., Francestown, N.H. Hillsborough County September 24, 2002 Revised: Oct. 23, 2002 Scale 1”=200’ Surveyed by Robert C. Palmer, L.L.S. #590”, said plan to be recorded in the Hillsborough County Registry of Deeds, being bounded and described as follows:
TRACT 9:
Beginning at a stone in the northwest corner of the parcel to be leased, on the town line between Francestown and Bennington, abutting land of Crotched Mountain Properties, LLC, then proceeding N 89°15’ E a distance of 1,000.88 feet to a stone wall; thence N 52°00’ E a distance of 215.32 feet along the stone wall; thence S 81°02’40” E a distance of 264.86 feet partially along a stone wall; thence N 78°00’ E a distance of 98.48 feet to a stone wall; thence S 80°21’40” E a distance of 450.0 feet along a stone wall, to the northeast corner of the parcel;
Thence S 44°58’20” W a distance of 1,063.37 feet; thence N 84°48’53” W a distance of 300 feet; thence S 21°43’50” W a distance of 500.0 feet to a point at the southeast corner of the parcel;
Thence N 50°01’15” W a distance of 1,068.24 feet to a point at the southwest corner of the parcel;
Thence N 15°30’ E a distance of 140.0 feet; thence N 09°00’ E a distance of 200.0 feet; thence N 06°14’ E a distance of 122.0 feet to the point of beginning.
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TRACT 10:
Beginning at a corner of stone walls constituting the northern most point of a triangle, abutting Mountain Road and abutting land of Crotched Mountain Properties, LLC, thence S 69°15’ E a distance of 199.90 feet along Mountain Road; thence S 70°00’ E a distance of 95.0 feet along Mountain Road to the southeast corner of the parcel;
Thence S 49°49’ W a distance of 538.94 feet to a point on a stone wall to the southwest corner of the parcel;
Thence N 07°44’30” E along a stone wall a distance of 500.00 feet; thence N 29°00’ E a distance of 18.0 feet to the point of beginning.
* * *
Tract 9 and Tract 10 meaning and intending to be a portion of the same premises conveyed to the Town of Francestown by Foreclosure Deed of the United States Cellular Corporation, dated June 12, 2000, and recorded in the Hillsborough County Registry of Deeds at Volume 6275, Page 1095. See also Volume 5601, Page 1060 and Volume 5601, Page 1043. Reference is also made to Hillsborough County Registry of Deeds Plans #9326 and #4224.

EXHIBIT B
Annual Rent
     Commencing on the Commencement Date, the Annual Rent shall be as follows:

YEARS	ANNUAL RENT
1-5	$12,500.00

6-15	Greater of $17,500.00 or one percent (1%) of total gross revenues

16-30	Greater of $20,000.00 or one percent (1%) of total gross revenues

31-50	Greater of $22,000.00 or one percent (1%) of total gross revenues

Option Periods	Ten percent (10%) increase of the minimum dollar amount of the annual rent for each option period with percent of total gross revenues remaining the same.
If the Tenant sells or assigns its interest in this Lease to a person or entity, other than the Tenant’s subsidiary, or subleases the Property pursuant to the terms of this Lease, then the annual rent shall be the greater of $30,000.00 or one and one-half percent (1½%) of total gross revenues.
Total gross revenues for purposes of calculating the percentage rent pursuant to this Lease shall be the aggregate sales price of all goods, wares, merchandise, lift tickets, and services sold, furnished or rendered by Tenant in, on, or from, the Property and demised premises, including, without limitation, any gross receipts from any conventions, concerts, entertainment performances of any nature, markets of any sort, or similar activities conducted on the Property and demised premises (measured in relation to the gross receipts of the entity actually conducting the activities if not conducted directly by the Tenant); and whether made for cash, credit, or otherwise, and without reserve or deduction for failure or inability to collect.
There shall be deducted from “total gross revenues” (1) cash or credit refunds made upon transactions included in total gross revenues; (2) the amount of any governmental tax on such sales which is required to be collected from the Tenant’s customer and paid to the appropriate taxing authority by Tenant; and (3) the sale price of merchandise returned by Tenant’s customers for exchange, provided that the sale price of merchandise delivered to the Tenant’s customer in exchange shall be included in total gross revenues, and provided, further, that an returned merchandise shall have been originally sold from the Property and demised premises.
Tenant shall submit to Landlord on or before June 30th of each year of the Lease Term a written statement by Tenant, and certified to Tenant by independent public accountants, stating the amount of total gross revenues for the previous April 1 through March 31, which shall be used for computation of the percentage referred to in the Annual Rent table above, for the lease year which begins within the period for which such certification is submitted.
Landlord shall have the right at any time within one (1) year after the close of any lease year of the term hereof to audit or cause to be audited at the Property and demised premises by a firm or person acceptable to Landlord, all the books of account, relating to total gross revenues of Tenant for any lease year, and Tenant shall make all books of account available for such examination at the Property and demised premises. If such audit indicates an understatement by Tenant of the total gross revenues, then Tenant shall immediately pay the Landlord the corrected percentage rental.